Exhibit 99.1
Redfin to Offer $525 Million of Convertible Senior Notes Due 2025
SEATTLE, October 14, 2020 (PRNewswire) -- Redfin Corporation (NASDAQ: RDFN) today announced that it proposes to offer $525 million aggregate principal amount of convertible senior notes due 2025 (the “notes”), subject to market conditions and other factors. The notes are to be sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”). Redfin also intends to grant to the initial purchaser of the notes an option to purchase up to an additional $78.75 million aggregate principal amount of notes for settlement within a period of 13 days from, and including, the date notes are first issued.
The notes will be general unsecured obligations of Redfin, and interest will be payable semi-annually in arrears.
The notes will mature on October 15, 2025, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Prior to July 15, 2025, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Redfin common stock, cash or a combination of cash and shares of Redfin common stock, at the election of Redfin.
The interest rate, initial conversion rate, offering price and other terms are to be determined by negotiations between Redfin and the initial purchaser.
Redfin expects to use a portion of the net proceeds from the offering of the notes, together with shares of Redfin common stock, to repurchase a portion of its outstanding 1.75% convertible senior notes due 2023 (the “2023 notes”) as described below. Redfin expects to use the remainder of the net proceeds from this offering for working capital and other general corporate purposes. Redfin may also use a portion of the net proceeds to invest in or acquire third-party businesses, products, services, technologies or other assets.
Redfin expects to use a portion of the net proceeds of the offering, together with shares of its common stock, to repurchase a portion of its 2023 notes through privately negotiated transactions entered into concurrently with the pricing of the proposed offering (the “note repurchases”). In connection with any note repurchases, Redfin expects that holders of the outstanding 2023 notes that have hedged their equity price risk with respect to such notes (the “hedged holders”) will, concurrently with the pricing of the notes, unwind their hedge positions by buying Redfin common stock (to the extent they will not receive shares of Redfin common stock in connection with such note repurchases) and/or entering into or unwinding various derivative transactions with respect to Redfin common stock. The amount of Redfin common stock to be purchased by the hedged holders may be substantial in relation to the historic average daily trading volume of Redfin common stock. This activity by the hedged holders could increase (or reduce any decrease) in the market price of Redfin common stock and may increase the effective conversion price of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any Redfin securities (including the shares of Redfin common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
The notes, any shares of Redfin common stock issuable upon conversion of the notes and any shares of Redfin common stock issuable in connection with any repurchases of the 2023 notes have not been registered under the Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws including, statements relating to the timing of the proposed offering, the proposed repurchases of the 2023 notes, expected actions of holders of the 2023 notes that participate in the note repurchases and expected use of proceeds from the proposed offering. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. Factors that could cause actual results to differ materially from the forward-looking statements in this press release include prevailing market conditions, the impact of general economic, industry or political conditions in the United States or internationally and the impact of COVID-19. Additional factors include those identified under the heading “Risk Factors” in our annual report for the year ended December 31, 2019, as supplemented by our quarterly report for the quarter ended June 30, 2020, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.
About Redfin
Redfin is a technology-powered residential real estate company, redefining real estate in the consumer's favor in a commission-driven industry. We do this by integrating every step of the home buying and selling process and pairing our own agents with our own technology, creating a service that is faster, better and costs less. We offer brokerage, iBuying, mortgage, and title services, and we also run the country's #1 real estate brokerage search site, offering a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 90 markets in the United States and Canada. Since our launch in 2006, we have saved our customers over $800 million and we've helped them buy or sell more than 235,000 homes worth more than $115 billion.
Investor Relations: Shikher Mathur, 206-576-8610, ir@redfin.com; Public Relations: Mariam Sughayer, 206-588-6863, press@redfin.com
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